Exhibit 22

EXECUTION COPY

FLUID MUSIC CANADA, INC.

- AND -

SOMERSET ENTERTAINMENT INCOME FUND

SUPPORT AGREEMENT

STIKEMAN ELLIOTT LLP

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

i

ADDENDA

SCHEDULE “A”	CONDITIONS TO THE OFFER
SCHEDULE “B”	REPRESENTATIONS AND WARRANTIES OF THE OFFEROR
SCHEDULE “C”	REPRESENTATIONS AND WARRANTIES OF THE FUND
SCHEDULE “D”	CONVERTIBLE DEBENTURE TERM SHEET

ii

SUPPORT AGREEMENT

THIS AGREEMENT made the 12th day of October, 2009.

BETWEEN:

FLUID MUSIC CANADA, INC.,
a company established under the laws of Canada,

(hereinafter called the “Offeror”),

- and -

SOMERSET ENTERTAINMENT INCOME FUND,

an unincorporated open-ended limited purpose trust established under the laws of the Province of Ontario,

(hereinafter called the “Fund”).

WHEREAS the Offeror wishes to make an offer by way of take-over bid to the unitholders of the Fund to purchase all of the Units (as hereinafter defined) of the Fund and to holders of Class B limited partnership units of Somerset Entertainment Limited Partnership to purchase all of the Class B LP Units (as hereinafter defined), including any Units that may become outstanding upon the conversion, exchange or exercise of securities of the Fund or its subsidiaries;

AND WHEREAS the board of trustees of the Fund (the “Board”) has determined, after receiving legal advice and following the receipt and review of recommendations from its special committee of independent trustees established to consider the offer, that it would be advisable and in the best interests of the Fund and the Unitholders for the Board to cooperate with the Offeror and take all reasonable action to support the offer and to recommend acceptance of the offer to the Unitholders, all on the terms and subject to the conditions contained herein;

AND WHEREAS the Board has determined that it would be in the best interests of the Fund and the Unitholders for the Fund to enter into this agreement (the “Agreement”);

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereto hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1                Definitions

Where used in this Agreement, the following terms shall have the following meanings, respectively:

“affiliate” has the meaning given to that term in the Securities Act (Ontario);

“Applicable Laws” includes any federal, provincial, state, regional, municipal or local law, ordinances, rules, policies, guidelines, judgements, decrees, orders, authorizations, approvals, notices, licences, permits, directives or other requirements of any Governmental Authority having force of law;

“associate” has the meaning given to that term in the Securities Act (Ontario);

“Authorization” means, with respect to any Person, any order, permit, approval, certificate, consent, waiver, licence, approvals or similar authorization of any Governmental Authority having jurisdiction over the Person.

“Bid Circular” has the meaning set out in Section 2.1(3);

“Board” has the meaning set out in the second recital hereof;

“Books and Records” means all information in any form relating to the business of the Fund and any Fund Subsidiary, including books of account, financial and accounting information and records and Tax records (whether in written, printed, electronic or computer printout form, or stored on computer discs or other data and software storage and media devices);

“Business” means the business of producing and distributing specialty music through non-traditional retailers using interactive displays and all ancillary businesses as currently conducted, and as presently proposed to be conducted, by the Fund and the Fund Subsidiaries;

“business day” means any day other than a Saturday or a Sunday or statutory holiday on which chartered banks are not open for business in Toronto;

“Canadian Securities Legislation” has the meaning set out in Section 1.1(1) of Schedule “C” hereto;

“Canadian Securities Regulatory Authorities” means the applicable securities commissions or similar regulatory authorities in each of the provinces or territories of Canada;

“Cash Offer” has the meaning ascribed thereto in Section 2.1(2)(a);

“Change of Control” has the meaning ascribed thereto in the Credit Agreement;

“Class B LP Units” means the class B exchangeable, non-voting limited partnership units of the Partnership which are exchangeable into Units pursuant to the Exchange Agreement and the Special Voting Units attached thereto as contemplated under the Declaration of Trust;

“Company” Somerset Entertainment Ltd.;

“Compulsory Acquisition” means a compulsory acquisition pursuant to the Offer for Units provisions contained in Section 13.13 of the Declaration of Trust as the same may be amended from time to time and an acquisition by the Offeror of Class B LP Units not deposited under the Offer pursuant to the compulsory sale provisions of Section 3.23 of the Limited Partnership Agreement;

“Contract” means any written or oral agreement, indenture, contract, lease, sublease, deed of trust, licence, option, commitment, understanding, arrangement or other legally enforceable obligation;

“Contractual Consents” means those consents required to be obtained to complete the transactions contemplated by this Agreement;

“Convertible Debentures” means the $1,000 principal amount 8.0% convertible unsecured subordinated debentures of the Offeror due 3 years following the date such debentures are first issued pursuant to the Indenture, having the terms set out in the term sheet attached hereto as Schedule “D”;

“Credit Agreement” means the $18,200,000 Third Amended and Restated Credit Agreement dated as of October 16, 2008 among the Partnership, The Toronto-Dominion Bank and the institutions named therein as lenders, as the same may be amended and/or restated from time to time;

 “Declaration of Trust” means the amended and restated declaration of trust of the Fund dated March 18, 2005;

“Disclosure Letter” means the disclosure letter delivered by the Fund to the Offeror on the date hereof;

“Effective Time” has the meaning set out in Section 3.1;

“Encumbrance” means any mortgage, trust, lien, pledge, charge, security interest, restriction, claim, easement, encroachment, leasehold estate, defect, encumbrance, right to use or acquire, ownership interest, action, demand or other encumbrance of any nature whatsoever;

“Exchange Agreement” means the exchange rights agreement dated March 18, 2005 among the Fund, Somerset Entertainment Trust, the Partnership, Somerset Entertainment GP Inc., Fontainebleau Investments Ltd. and Whiskey Jack Creek Ltd. providing for, among other things, the Exchange Rights, as the same may be amended, supplemented or restated from time to time;

“Exchange Rights” means the rights of the holders of Class B LP Units to exchange such units into Units pursuant to the Exchange Agreement;

“Expiry Time” means 6:00 p.m. (Toronto time) on the final acceptance date of the Offer stipulated in the Bid Circular or, if the Offeror extends the final acceptance date for the Offer (i) as permitted under Section 2.1(5) or (ii) as required under Section 2.1(6), the time and date designated by the Offeror as the final acceptance date for the extended Offer;

“Expiry Date” means the date on which the Expiry Time occurs.

“fair market value” means the highest price available in an open and unrestricted market, between informed and prudent parties, acting at arm’s length and with no compulsion to act, expressed in terms of cash;

“Financial Advisor” means TD Securities Inc.;

“Fluid Shares” means common shares of the Offeror;

“Fund” means Somerset Entertainment Income Fund, an unincorporated open-ended limited purpose trust established under the laws of the Province of Ontario and unless the context does not permit includes its trustees and Subsidiaries;

“Fund Financial Statements” means the audited consolidated balance sheets, consolidated statements of income and deficit and the consolidated statements of cash flows of the Fund for the financial years ended December 31, 2008 and 2007 and the unaudited consolidated balance sheets, consolidated statements of income and deficit and the consolidated statements of cash flows of the Fund as at and for the period ended June 30, 2009;

“Fund Public Documents” has the meaning set out in Section 1.1(2) of Schedule “C” hereto;

“Fund Subsidiary” means a corporation, partnership, trust, limited liability company, joint venture or other organization of which either: (a) the Fund or any other Subsidiary of the Fund is a general partner, managing member or functional equivalent; (b) voting power to elect a majority of the board of directors or trustees or others performing a similar function with respect to such organization is held by the Fund or by any one or more Subsidiaries of the Fund; or (c) at least 50% of the equity interest is controlled, directly or indirectly, by the Fund. For greater certainty, “Fund Subsidiary” includes Somerset Entertainment Trust, Somerset Entertainment GP Inc., the Partnership, the Company, Somerset Entertainment Inc. and Somerset Entertainment International Ltd. (UK);

“GAAP” means generally accepted accounting principles in Canada consistently applied;

“Governmental Authorities” means: (a) any supranational body or organization, nation, government, state, province, country, territory, municipality, quasi-government, executive, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, commissioner, minister, cabinet, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing; (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court; (c) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies; or (d) any national securities exchange, any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization;

“Indebtedness” means: (a) any liability for borrowed money, or evidenced by an instrument for the payment of money, or relating to a capitalized lease obligation, other than accounts payable or any other indebtedness to trade creditors created or assumed in the ordinary course of business in connection with the obtaining of materials or services; (b) any obligations under exchange rate contracts or interest rate protection agreements; (c) any obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent; and (d) any payments, fines, fees, penalties or other amounts applicable to or otherwise incurred in connection with or as a result of any prepayment or early satisfaction of any obligation described in clauses (a) through (c) above;

“Initial Expiry Time” has the meaning set out in Section 2.1(5);

“Latest Mailing Time” has the meaning set out in Section 2.1(3);

‘‘Limited Partnership Agreement’’ means the limited partnership agreement of the Partnership dated March 10, 2005, as the same may be amended from time to time;

“LTIP” means the long term incentive plan established by the Company for officers and key employees of the Company;

“Lock-Up Agreements” means the lock-up agreements between the Offeror and each Locked-up Unitholder dated as of the date hereof;

“Locked-Up Unitholders” means Andy Burgess, Fontainebleau Investments Ltd., Gordon Gibson, Whiskey Jack Creek Ltd., Fidelity Investments Canada ULC, 796723 Ontario Limited, Anglian Holdings Inc., Janis Finkelstein, Allan Silber, Sheldon Finkelstein, Jay Smith, Jason Hendeles and Howson Tattersall Investment Counsel;

“Material Adverse Effect” means any condition, event, circumstance, change, occurrence or state of facts that is, or would reasonably be expected to be, material and adverse to the business, assets, operations, capitalization, condition (financial or otherwise), results of operations, cash flows or liabilities (including without limitation any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise) of the Fund and the Fund Subsidiaries taken as a whole other than conditions, events, circumstances, changes, occurrences or state of facts relating to or resulting from: (a) any condition, event, circumstance, change, occurrence or state of facts relating to global economic, business, regulatory or political conditions or securities, credit, financial or currency markets in general; (b) changes affecting the Fund’s industry generally; (c) any change in Canadian GAAP; (d) any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Fund or any of the Fund Subsidiaries, whether contractual (including change of control provisions) or otherwise, with suppliers, lenders, creditors, competitors, customers, property owners, lessees, investors, vendors or employees resulting from this Agreement or the Offer or the announcement thereof; (e) the disclosure by any customer of the Fund or any of the Fund Subsidiaries that it will reduce the amount of business it conducts with the Fund or any of the Fund Subsidiaries, or cease such business altogether, provided that the amount of the sales reduction resulting from decisions made and conveyed by a customer to the Fund after the date of this Agreement does not exceed $10 million in the aggregate on an annualized basis (based on sales from such customer(s) in the 2008 fiscal year); (f) the failure of the Fund to meet any internal projections, forecasts or estimates of revenues or earnings; (g) any change in the market price or trading volume of the Units related to this Agreement or the Offer or the announcement thereof, or primarily resulting from a condition, event, circumstance, change, occurrence or state of facts excluded from this definition of Material Adverse Effect under clauses (a), (b, (c), (d), (e) or (f) hereof; provided, however, that such condition, event, circumstance, change, occurrence or state of facts referred to in clause (a), (b or (c), above does not primarily relate only to (or have the effect of primarily relating on to) the Fund and the Fund Subsidiaries, taken as a whole, or disproportionately adversely affect the Fund and the Fund Subsidiaries, taken as a whole, compared to other companies of similar size operating in the industry in which the Fund and the Fund Subsidiaries operate;

“Material Contract” means each Contract to which any of the Fund or the Fund Subsidiaries are parties (i) involving expenditures by or payments to the Fund or the Fund Subsidiaries pursuant to the terms of such Contract aggregating in excess of $500,000 per year; (ii) whose termination (other than those terminating by passage of time) would reasonably be expected to have a Material Adverse Effect; (iii) creating a partnership, limited liability company or joint venture; (iv) expressly limiting or restricting the ability of Fund or any of the Fund Subsidiaries to compete in, or otherwise to conduct, the Business in any material manner or place or which grants the Fund or any Fund Subsidiary exclusive rights relating to any material product or service related to the Business in any geographic area; (v) involving the purchase or sale of any person or any division, operating unit or product line thereof or any other material assets other than in the Ordinary Course; (vi) outside the Ordinary Course, including, without limitation, any Contract that contains material non-competition, confidentiality, standstill or exclusivity provisions; (vii) (A) creating, incurring, assuming or guaranteeing any Indebtedness in excess of $250,000 other than under the Credit Agreement, or (B) granting an Encumbrance on any of the Fund or any Fund Subsidiary’s assets, whether tangible or intangible, to secure any Indebtedness in excess of $250,000; (viii) which is required to be filed with any Canadian Securities Regulatory Authorities or the TSX; or (ix) that is a lease relating to any distribution centre used by the Fund or any of the Fund Subsidiaries in connection with the Business.

“Minimum Tender Condition” has the meaning set out in Item (a) of Schedule “A” hereto;

“Offer” has the meaning set out in Section 2.1(1);

“Offeror” means Fluid Music Canada, Inc., a company continued under the laws of Canada;

“Offeror Public Documents” has the meaning set out in Section 1.1(6) of Schedule “B” hereto;

“Ordinary Course” means, with respect to an action taken by a person, that such action is consistent in all material respects with past practices of the person and is taken in the ordinary course of the normal day to day activities of that person;

“Partnership” means Somerset Entertainment Limited Partnership;

“Permitted Distributions” means monthly distributions to Unitholders made in conformity and consistency in all respects with the Fund’s monthly distribution policies in effect as at the date hereof and having a record date for determination of Unitholders entitled to such distributions that is prior to the Expiry Date, but not to exceed $0.0167 per Unit per month (but which may be less than such amount);

“person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status and whether acting in an individual, fiduciary or other capacity;

“Pre-Acquisition Reorganization Activity” has the meaning set out in Section 3.1(j);

“Required Financing” has the meaning set out in Section 1.6 of Schedule “B”;

“Required Lenders” has the meaning ascribed thereto in the Credit Agreement;

“SEDAR” means the System for Electronic Document and Analysis and Retrieval maintained by the Canadian Securities Regulatory Authorities;

“Senior Officer” means any officer of the Fund or the Company that holds the title of vice-president or a more senior position;

“Standby Commitment Documents” has the meaning set out in Section 1.6 of Schedule “B”;

“Subsequent Acquisition Transaction” means a transaction to acquire all of the Units not tendered to the Offer involving the Fund and/or the Fund Subsidiaries and the Offeror and/or an affiliate of the Offeror which could include, (a) the redemption of all of the outstanding Units (other than Units designated by the Offeror) at the same consideration per Unit payable under the Offer, (b) amendments to the Declaration of Trust to facilitate the implementation of such transactions and consequential matters (including amendments to permit or provide for the compulsory acquisition by the Offeror of the Units and/or the redemption of the Units) and (c) a meeting and/or written resolutions of Unitholders to approve such transactions, the amendments to the Declaration of Trust and consequential matters and which may be effected by way of arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other transaction involving the Fund, the Fund Subsidiaries and the Offeror or affiliate of the Offeror;

“Subsidiary” means a person shall be deemed to be a subsidiary of another person if: (a) it is controlled by: (i) that other; or (ii) that other and one or more persons each of which is controlled by that other; or (iii) two or more persons each of which is controlled by that other; or (b) it is a subsidiary of a person that is that other’s subsidiary; provided, without limitation, that a person will be deemed to control another person if it owns, directly or indirectly, more than 50% of the voting interest in that other person;

“Tax” and “Taxes” means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, licence taxes, withholding taxes, payroll taxes, premiums and charges pursuant to any workplace safety and insurance legislation, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security, workers’ compensation, unemployment insurance or compensation, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, harmonized sales tax, customs duties or other taxes, fees, imposts, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing;

“Tax Returns” means all returns, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes;

“transactions contemplated by this Agreement” and “transactions contemplated hereby” include the transactions contemplated by the Offer, any Compulsory Acquisition or Subsequent Acquisition Transaction;

“Trustees’ Circular” has the meaning set out in Section 2.2(2);

“TSX” means The Toronto Stock Exchange;

“Unitholders” has the meaning set out in the second recital hereof;

“Units” means the trust units of the Fund and, unless the context does not permit, Class B LP Units, and includes trust units issuable pursuant to the exchange of the Class B LP Units;

“Unvested LTIP Units” means the Units held by the LTIP trustee for participants under the LTIP outstanding from time to time which have not yet vested; and

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended; and

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

Section 1.2                Interpretation Not Affected by Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 1.3                Article References

Unless the contrary intention appears, references in this Agreement to an Article, Section or Schedule by number or letter or both refer to the Article, Section or Schedule, respectively, bearing that designation in this Agreement.

Section 1.4                Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa and words importing gender shall include all genders.

Section 1.5                Date for Any Action

If the date on which any action is required to be taken hereunder by any of the Parties is not a business day, such action shall be required to be taken on the next succeeding day that is a business day.

Section 1.6                Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

Section 1.7                Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with GAAP.

Section 1.8                Certain Expressions

The terms “material” and “materially” shall, when used in this Agreement, be construed, measured or assessed on the basis of whether the matter would materially affect a party and its subsidiaries, associates and other related entities, taken as a whole. The terms “including” or “includes” shall, when used in this Agreement, be construed to mean including or includes without limitation. References to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular Section of or Schedule to this Agreement.

Section 1.9                Schedules

The following schedule and Exhibit are incorporated in and form an integral part of this Agreement:

Schedule “A” — Conditions of the Offer

Schedule “B” — Representations and Warranties of the Offeror

Schedule “C” — Representations and Warranties of the Fund

Schedule “D” — Convertible Debenture Term Sheet

ARTICLE 2
THE OFFER

Section 2.1                The Offer

(1)           The Offeror shall promptly publicly announce its intention to make an offer and, subject to the terms and conditions set forth below, the Offeror shall make an offer to purchase all of the outstanding Units, including Units that may become outstanding upon the conversion, exchange or exercise of securities of the Fund or its subsidiaries (the “Offer”). The term “Offer” shall include any further amendments to, or extensions of, such Offer, made in accordance with the terms of this Agreement, including increasing the consideration, removing or waiving any condition or extending the date by which Units may be deposited.

(2)           The consideration offered per Unit under the Offer shall consist of, at the election of each Unitholder: (a) $2.12 in cash per Unit, subject to a maximum cash amount of $21,910,796 (the “Cash Offer”); or (b) 0.003 of a Convertible Debenture per Unit; or (c) 1.1 common shares of the Offeror for each Unit, and the Offer shall be otherwise subject to the terms and conditions set out herein in Schedule “A”.

(3)           The Offeror shall mail the Offer and accompanying take-over bid circular (such circular, together with the Offer, being referred to herein as the “Bid Circular”) in accordance with Applicable Laws to each registered Unitholder and to each other person required by Applicable Laws as soon as reasonably practicable and not later than the earlier of (i) the latest mailing time prescribed under Applicable Laws, and (ii) 11:59 p.m. (Toronto time) on November 2, 2009 (such time on such date being referred to herein as the “Latest Mailing Time”); provided, however, that if the mailing of the Offer is delayed by reason of (A) an injunction or order made by a court or regulatory authority of competent jurisdiction, (B) the failure of the Fund to provide the Offeror with the lists of securityholders in accordance with Section 2.2(3), or (C) the failure of the Fund to provide the Offeror such other information as the Offeror reasonably requests on a timely basis for the completion of the Bid Circular, then, provided that such injunction or order is being contested or appealed or the Fund is making efforts to obtain such lists or the Fund is making efforts to provide such information, as applicable, the Latest Mailing Time shall be extended for a period ending on the earlier of the date which is 60 days from the date of this Agreement and the fifth business day following the date on which such injunction or order ceases to be in effect or such lists are obtained, as applicable.

(4)           The Offeror shall permit the Fund to review and comment on drafts of the Bid Circular in the course of its preparation and prior to its mailing, recognizing that whether or not such comments are accepted will be determined by the Offeror, acting reasonably.

(5)           The Offer will be made in accordance with Applicable Laws and shall be open for acceptance until the date which is 35 days from the mailing of the Offer (the “Initial Expiry Time”) or such longer minimum period as may be prescribed under Applicable Laws, subject to the right of the Offeror to extend from time to time the period during which Units may be deposited under the Offer. The Offeror shall use all reasonable efforts to consummate the Offer, subject to the terms and conditions hereof and thereof.

(6)           It is understood and agreed that the Offeror may, in its sole discretion, modify or waive any term or condition of the Offer; provided that the Offeror shall not, without the prior written consent of the Fund, waive the Minimum Tender Condition, impose additional conditions to the Offer, decrease the consideration per Unit, decrease the number of Units in respect of which the Offer is made or change the form of consideration payable under the Offer (other than to increase the total consideration per Unit and/or add additional consideration) or otherwise vary the Offer or any terms or conditions thereof (which for greater certainty does not include a waiver of a condition) in a manner which is adverse to Unitholders.

(7)           The obligation of the Offeror to make the Offer and mail the Bid Circular is conditional on the prior satisfaction of the following conditions, all of which conditions are included for the sole benefit of the Offeror and any or all of which may be waived by the Offeror in whole or in part in its sole discretion (other than the condition set out in subparagraph (f) below, which may be waived only with the consent of the Fund) without prejudice to any other right it may have under this Agreement:

(a)           the obligations of the Offeror hereunder shall not have been terminated pursuant to Section 4.1;

(b)           a Lock-up Agreement shall have been duly executed and delivered by each Locked-up Unitholder on the date of this Agreement;

(c)           no circumstance, fact, change, event or occurrence, unless caused solely by the Offeror or any of its affiliates, shall have occurred or come into existence that would render it impossible for one or more of the conditions set out on Schedule “A” hereto to be satisfied;

(d)           the Board shall have unanimously recommended that Unitholders accept the Cash Offer and shall not have withdrawn such recommendation or changed, modified or qualified such recommendation in a manner adverse to the Offeror or taken any action or made any other public statement in connection with the Offer inconsistent with such recommendation;

(e)           the employment agreements with Andy Burgess and Gordon Gibson shall have been amended to provide that (i) Mr. Burgess and Mr. Gibson each agree not to resign within 6 months following the completion of the Offer and if either of such persons does resign within such 6 month period, such person will not be entitled to receive any payments pursuant to section 5.5 of their respective employment agreements (a “Change of Control Payment”) as a result of such resignation, and (ii) if Mr. Burgess or Mr. Gibson resign in the period between 6 months and 12 months following the completion of the Offer, he shall be entitled to a Change of Control Payment; and

(f)            no cease trade order, injunction or other prohibition under Applicable Laws shall exist against the Offeror making the Offer or taking-up or paying for Units deposited under the Offer or completing a Compulsory Acquisition or Subsequent Acquisition Transaction.

(8)           The Offeror agrees that, provided all of the conditions to the Offer set out in Schedule “A” hereto shall have been satisfied, in all material respects, or waived, the Offeror shall take-up and pay for all of the Units tendered under the Offer as soon as reasonably possible and in any event not later than three business days following the time at which it becomes entitled to take-up such Units under the Offer pursuant to Applicable Laws.

Section 2.2                Fund Support of the Offer

(1)           The Fund represents and warrants to and in favour of the Offeror and acknowledges that the Offeror is relying upon such representations and warranties in entering into this Agreement, that:

(a)           the Board has, following consultation with its advisors, determined that the Cash Offer is fair to Unitholders and is in the best interests of the Fund and the Unitholders and, accordingly, has approved this Agreement, and has resolved to support and recommend and will support and recommend that the Unitholders accept the Cash Offer in the Trustees’ Circular, subject to the terms and conditions hereof; and

(b)           each trustee of the Fund intends to tender his Units to the Offer and the Fund will confirm such intentions in the Trustees’ Circular.

(2)           The Fund shall prepare and make available for mailing forthwith, but in any event within five business days following the mailing of the Bid Circular, sufficient copies of a trustees’ circular relating to the Offer (the “Trustees’ Circular”) (including copies translated into French if required under Applicable Laws), prepared in accordance with Applicable Laws, which shall reflect the foregoing determinations and recommendations. The Fund shall permit the Offeror to review and comment on drafts of the Trustees’ Circular in the course of its preparation and prior to the final approval thereof by the Board, recognizing that whether or not such comments are accepted will be determined by the Fund, acting reasonably.

(3)           The Fund shall provide the Offeror, as soon as practicable but, in any event within five business days after the execution and delivery of this Agreement, with a list of Unitholders, a list of holders of Class B LP Units and a list of participants in book-based nominee registrants together with their addresses and respective holdings of Units. The Fund shall from time to time furnish the Offeror with such additional information, including updated or additional lists of Unitholders, mailing labels and lists of securities positions and other assistance as the Offeror may reasonably request in order to be able to communicate the Offer to Unitholders and to such other persons as are entitled to receive the Offer under Applicable Law.

(4)           The Fund agrees not to take any action to oppose, enjoin, frustrate or to otherwise adversely affect the Offeror’s ability to consummate the Offer or to commence any action, proceeding or investigation that is inconsistent with this Agreement or which would impede or delay the consummation of the Offer and shall cooperate with the Offeror (at the expense of the Offeror) to oppose, lift or rescind any injunction or restraining order or other order or action seeking to enjoin the Offer, or otherwise adversely affecting the Offeror’s ability to consummate the Offer.

(5)           The Fund shall cooperate with the Offeror (at the expense of the Offeror), and take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or advisable: (i) to obtain consent from the Required Lenders for the Change of Control that will result upon the successful completion of the Offer or to obtain a waiver from the Required Lenders in respect of the event of default that may exist under the Credit Agreement as a result of the successful completion of the Offer; and (ii) to obtain any other consents or waivers under the Credit Agreement deemed necessary or advisable by the Offeror from the Required Lenders.

(6)           The Fund shall cause Somerset Entertainment GP Inc., the general partner of the Partnership, to take all such actions as are necessary or desirable to provide consent in accordance with terms and conditions of the Limited Partnership Agreement to the transfer of Class B LP Units to the Offeror under the Offer.

(7)           Notwithstanding anything in this Agreement, the Fund shall retain the ability to directly or indirectly, through any officer, trustee, director, employee, representative, advisor or agent of or to the Fund or any of the Fund Subsidiaries, solicit, initiate, invite or knowingly encourage or facilitate (including by way of furnishing information, permitting any visit to any facilities or properties of the Fund or any of the Fund Subsidiaries, or entering into any form of agreement, arrangement or understanding) any inquiries, proposals or offers from third parties which may lead to a proposal to acquire all of the Units, the Fund or substantially all of its assets (an “Acquisition Proposal”), and shall be entitled to discuss and negotiate an Acquisition Proposal or a potential Acquisition Proposal with one or more third parties at any time from the date hereof; provided that, the Fund will not furnish any confidential information of the Fund or the Fund Subsidiaries to any such party without first requiring the party to enter into a confidentiality agreement.

Section 2.3                Outstanding Unvested LTIP Units

(1)           Subject to the receipt of all necessary regulatory approvals, the Fund shall make such amendments to the LTIP, if any, as may be necessary, and take all such other steps as may be necessary or desirable, to cause all of the Unvested LTIP Units to conditionally vest on an accelerated vesting basis in order to permit the Units underlying the Unvested LTIP Units to be tendered under the Offer, conditional upon the Offeror agreeing to take-up such Units.

(2)           (i) Holders of Unvested LTIP Units will be permitted to tender Units issuable thereunder conditional upon the Offeror taking-up and paying for the Units under the Offer, which Unvested LTIP Units shall be deemed to have been vested and the Units issuable thereunder shall be deemed to have been tendered under the Offer concurrently with the take-up of and payment for Units and (ii) all Units that are to vest in such manner shall be acceptable as validly tendered under the Offer, provided that the holders of such Unvested LTIP Units indicate that the Units are tendered pursuant to the Offer and otherwise validly accept the Offer in accordance with its terms with respect to such Units.

Section 2.4                Outstanding Class B LP Units

The Offeror will offer to purchase all of the Class B LP Units directly.

Section 2.5                Trustees

Promptly upon the payment by the Offeror for such number of Units representing at least 66 2/3% of the outstanding Units at the Expiry Time and from time to time thereafter, the Offeror shall be entitled, subject to the Declaration of Trust, to designate for replacement such number of members of the Board, and any committees thereof which would constitute a majority of the Board and any committee thereof as is proportionate to the percentage of the outstanding Units owned by the Offeror, and the Fund shall not frustrate the Offeror’s attempts to do so. The Fund further covenants to cooperate with the Offeror, subject to Applicable Laws, to enable the Offeror’s designees to be elected or appointed to the Board and to constitute a majority of the Board, including at the request of the Offeror by its reasonable efforts to increase the size of the Board and/or secure the resignations of such number of trustees as is necessary for the Offeror’s designees to be elected or appointed by the Board. These provisions shall apply mutatis mutandis to the board and committees or similar governing entities of each Fund Subsidiary.

Section 2.6                Subsequent Acquisition Transaction or Compulsory Acquisition

If the Offeror takes up and pays for Units under the Offer, the Offeror shall as soon as practicable, but in any event within 60 days after the Offeror takes up and pays for Units under the Offer, pursue and use its best commercial efforts to complete a Compulsory Acquisition or a Subsequent Acquisition Transaction to acquire the remaining Units.  The

Fund agrees that it will use reasonable commercial efforts to assist the Offeror in completing any such Subsequent Acquisition Transaction or Compulsory Acquisition.

ARTICLE 3
COVENANTS

Section 3.1                Conduct of Business

Prior to the earlier of (i) the appointment or election to the Board of persons designated by the Offeror who represent a majority of the trustees of the Fund and (ii) the termination of this Agreement (the “Effective Time”), the Fund covenants and agrees, as permitted by law, that, without the prior written consent of the Offeror (which consent shall not be unreasonably withheld), or unless otherwise contemplated or permitted by this Agreement or required by Applicable Law or Governmental Authority:

(a)           the Fund shall, and shall cause each of the Fund Subsidiaries to conduct its business or other activity only in, not take any action except in, and maintain its facilities in the Ordinary Course;

(b)           without limiting the generality of Section 3.1(a), except for (i) transactions in the Ordinary Course, (ii) transactions solely involving the Fund and one or more Fund Subsidiaries or between Fund Subsidiaries, (iii) transactions implemented for the purpose of repaying the loans owed by the holders of the Class B LP Units to the Partnership and the corresponding distribution to be made by the Partnership to such holders, or (iv) payments made at any time to advisors, professionals or Trustees in respect of their services rendered to the Fund or the Fund Subsidiaries in connection with the Offer, the Fund shall not, and shall cause each Fund Subsidiary to not, directly or indirectly, do or permit to occur any of the following:

(i)            issue, sell, grant, pledge, lease, dispose of, encumber or agree to issue, sell, grant, pledge, lease, dispose of or encumber any Units, shares or other securities of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any Units, shares or other securities of, the Fund or any of the Fund Subsidiaries (including by way of implementing a unitholder rights plan);

(ii)           other than as contemplated in Section 2.3 hereof, amend or agree to amend any terms of any of the Unvested LTIP Units, except that the Fund may amend the LTIP to provide that all payments (if any) to be made to participants in 2010 based on 2009 distributable cash will be made in cash rather than Units, without any vesting requirement;

(iii)          amend or propose to amend the Declaration of Trust, articles, by-laws or other constating documents of the Fund or any of the Fund Subsidiaries;

(iv)          split, combine or reclassify any outstanding Units, or declare, set aside or pay any dividend or other distribution (other than Permitted Distributions) payable in cash, stock, property or otherwise with respect to the Units or other securities owned by any person;

(v)           redeem, purchase or offer to purchase any Units or other securities of the Fund or any shares or other securities of the Fund Subsidiaries;

(vi)          reduce the capital or stated capital of the Fund or the Company, other than as a result of making distributions to Unitholders in accordance with this Agreement;

(vii)         acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any person, company, partnership, business trust or other business organization or division or make any investment either by purchase of shares, units or securities, contributions of capital (other than to any of the Fund Subsidiaries), property transfer or purchase of, any property or assets of any other person, company, partnership, business trust or other business organization;

(viii)        enter into any joint venture or similar agreement, arrangement or relationship;

(ix)           incur or commit to provide guarantees for borrowed money, incur or assume additional indebtedness for borrowed money in excess of existing credit facilities, issue any additional debt securities, otherwise become responsible for the obligations of any other person (other than in respect of the Fund or one of the Fund Subsidiaries) or make any loans or advances, except for the borrowing of working capital in the Ordinary Course;

(x)            pay, settle, discharge or satisfy any material uninsured claims, liabilities or obligations in excess of $250,000 in the aggregate;

(xi)           enter into, terminate, materially modify or materially amend in a manner that would reasonably be expected to be adverse to the Fund any Material Contract;

(xii)          waive, release, grant or transfer or authorize, recommend, propose or agree to any release, waiver or relinquishment of any right of material value;

(xiii)         incur or commit to incur any capital expenditure which would have a cost of more than $250,000 in the aggregate;

(xiv)        enter into any interest rate, forward, swap, hedge or other similar financial obligations other than Canada/U.S. dollar forward contracts purchased in accordance with the Fund’s existing foreign exchange hedging policy;

(xv)         except as specifically contemplated by this Agreement, enter into any contract, agreement, arrangement, understanding, commitment or other transaction between the Fund or any of its Fund Subsidiaries, on the one hand and (1) any officer, trustee or director of the Fund or any of the Fund Subsidiaries, (2) any holder of record or beneficial owner of 5% or more of the Units or (3) any affiliate, associate or other person not dealing at arm’s length with any such officer, trustee, director, holder of record, or beneficial owner, on the other hand;

(xvi)        sell, transfer, lease, sublease license, mortgage, charge, encumber (including grant any rights of first refusal, options to purchase, or any other right of participation) or otherwise dispose of any of its properties or assets (including securities of Fund Subsidiaries) other than assets with a value of less than $250,000 in the aggregate;

(xvii)       make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any person other than a Fund Subsidiary, other than investments with a value less than $250,000 in the aggregate;

(xviii)      make any changes in financial or tax accounting methods, principles, policies or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or Applicable Laws;

(xix)         abandon or fail to diligently pursue any application for (or take active steps to rescind or allow to lapse or be subject to any suspension) any licences, permits, certificates, consents, orders, waivers, authorizations, approvals or registrations to which the Fund or any Fund Subsidiary is a party; or

(xx)          agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action that would in any material respect impede or delay the ability of the parties to consummate the transactions contemplated by this Agreement;

(c)           except in respect of a Pre-Acquisition Reorganization Activity, the Fund shall not, and shall cause the Fund Subsidiaries not to, (i) reorganize, amalgamate, or merge, the Fund or any Fund Subsidiary with any other person, the Fund, partnership or other business organization whatsoever, (ii) liquidate, dissolve or wind-up or (iii) adopt a plan or resolutions providing for any of the foregoing;

(d)           the Fund shall not, and shall cause the Fund Subsidiaries not to, enter into or modify any employment, consulting, severance, change of control, retention or similar agreements or arrangements with, or grant any bonuses, salary or fee increases, severance or termination pay to, any former or current officers, employees or consultants, or take any action other than (i) in the Ordinary Course and (ii) agreements that can be terminated on 30 days notice without penalty;

(e)           the Fund shall promptly notify the Offeror of any resignation or termination of, or leave of absence taken by, any trustee or key employee of the Fund or the Company;

(f)            the Fund shall use its reasonable commercial efforts, and cause each of the Fund Subsidiaries to use its reasonable commercial efforts, to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(g)           the Fund shall:

(i)            use its reasonable commercial efforts, consistent with past practice, and cause each of the Fund Subsidiaries to use its reasonable commercial efforts, consistent with past practice, to preserve intact their respective business organizations, assets and goodwill and to maintain their respective real property interests (including title to or leasehold interests in respect of any real property) in good standing, to keep available the services of its and their officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them; and

(ii)           promptly notify the Offeror, initially orally and promptly thereafter in writing, of (A) any Material Adverse Effect, or any change of which the Fund is aware which would reasonably be expected to have a Material Adverse Effect, (B) any Governmental Authority or third party litigation, complaints, investigations or hearings of which the Fund is aware which would reasonably be expected to have a Material Adverse Effect or materially delay the completion of the transactions contemplated by this Agreement, and (C) of any material change (actual, anticipated, contemplated or threatened, financial or otherwise) of which the Fund is aware in its financial condition, business, properties, assets, liabilities (including contingent liabilities) or results of operations which change is or may reasonably be expected to be of such a nature to render any representation or warranty misleading or untrue in any material respect and the Fund shall in good faith discuss with the Offeror any change in circumstances  of which the Fund is aware (actual, anticipated, contemplated, or threatened) which is of such a nature that there may be a reasonable question as to whether notice need to be given to the Offeror pursuant to this Section 3.1(g)(ii);

(h)           the Fund and each of the Fund Subsidiaries shall each:

(i)            duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;

(ii)           timely pay all Taxes which are due and payable unless validly contested;

(iii)          not make or rescind any material express or deemed election relating to Taxes;

(iv)          not make a request for a Tax ruling or enter into a closing agreement with any taxing authorities;

(v)           not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes that could reasonably be expected to have a Material Adverse Effect; and

(vi)          not change in any material respect any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income tax return for the taxation year ending December 31, 2008, except as may be required by Applicable Laws;

(i)            subject to Subsection 2.2(6) hereof, the Fund shall use reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions of the Offer set forth in Schedule “A” to the extent the same is within its control, and take, or cause to be taken, all other commercially reasonable actions and do, or cause to be done, all other things necessary, proper or advisable under all Applicable Laws to support the Offer, including using its reasonable commercial efforts to:

(i)            at the request of the Offeror, obtain and cooperate with the Offeror to obtain (at the expense of the Offeror) all Contractual Consents, including consents or waivers from the Required Lenders under the Credit Agreement, and any required exemption orders, consents or approvals and file any such documents as may be required under Applicable Laws to permit the Offeror to make the Offer and perform its other obligations hereunder; and

(ii)           cooperate with the Offeror (at the expense of the Offeror) to oppose, lift or rescind any injunction or restraining order or other order or action seeking to enjoin the Offer, or otherwise adversely affecting the Offeror’s ability to consummate the Offer;

(j)            prior to the Expiry Time, upon request by, and at the expense of, the Offeror, the Fund shall use commercially reasonable efforts to, prior to the Expiry Time, take such actions as are necessary to reorganize its and/or the Fund Subsidiaries’ capital, assets and structure or effect such other transactions as the Offeror may reasonably require (“Pre-Acquisition Reorganization Activity”); provided that: (i) any Pre-Acquisition Reorganization Activity shall not delay or prevent the completion of the Offer and the other transactions set out in this Agreement; (ii) any Pre-Acquisition Reorganization Activity shall not unreasonably interfere with the ongoing operations of the Fund or any of the Fund Subsidiaries; (iii) such Pre-Acquisition Reorganization Activity shall be implemented as close as possible to or concurrent with the Expiry Time; (iv) neither the Fund nor any of the Fund Subsidiaries shall be required to take any action in contravention of applicable law, their respective organizational documents or any material agreements; (v) any such Pre-Acquisition Reorganization Activity shall be contingent upon the Offeror confirming that the conditions of the Offer set forth in Schedule “A” hereto have been satisfied or waived by the Offeror and that such take-up of the Units tendered to the Offer will occur (it being understood that in any event the Pre-Acquisition Reorganization Activity will be deemed to have occurred immediately prior to the Expiry Time); (vi) the Pre-Acquisition Reorganization Activity shall not affect or modify in any respect the obligations of the Offeror under this Agreement, (vii) none of the Fund or the Fund Subsidiaries shall be required to take any action that could adversely affect the classification of the Fund as a mutual fund trust for purposes of the Income Tax Act (Canada); and (viii) none of the Fund or the Fund Subsidiaries shall be required to take any action that could reasonably be expected to result in Taxes being imposed on, or any adverse Tax or other consequences to, any unitholder or other equity interest holder of the Fund or a Fund Subsidiary or any trustee, incrementally greater than the Taxes or other consequences to such party in connection with the consummation of this Agreement in the absence of action being taken pursuant to this Section 3.1(j).  The Offeror shall indemnify and hold harmless the Fund, the Fund Subsidiaries and their respective trustees, directors, officers and employees from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking any Pre-Acquisition Reorganization Activities. Without limiting the generality of the foregoing, none of the representations, warranties or covenants of the Fund or the Fund Subsidiaries shall be deemed to apply to, or deemed breached or violated by, any of the transactions requested by the Offeror pursuant to this Section 3.1(j);

(k)           the Fund shall not do anything or omit to do anything that (i) would adversely affect the Fund’s status as a “mutual fund trust” for purposes of the Income Tax Act (Canada) or (ii) would reasonably be expected to cause the Fund to become subject to tax under Section 122 of the Income Tax Act (Canada) for any taxation year ending before 2011; and

(l)            the Fund shall purchase non-cancellable run-off trustees’ and officers’ liability insurance providing protection comparable to the protection provided by policies maintained by the Fund in effect immediately prior to the Effective Time in favour of present and former trustees and officers of the Fund and the Fund Subsidiaries and providing protection in respect of claims arising from facts or events which occurred prior to the Effective Time for a period of six years after the Effective Time.  The obligation to obtain and provide run-off trustees’ and officers’ insurance is intended to be for the benefit of the trustees of the Fund and is in keeping with the Fund’s obligations to each of them pursuant to the terms of the indemnification agreement entered into by the Fund with each of the trustees.  Accordingly, each trustee is entitled to enforce this covenant against the Fund and its successor for the benefit of that trustee.

Section 3.2                Covenants of the Offeror

The Offeror covenants and agrees that, except as contemplated in this Agreement, until the Expiry Time or the day upon which this Agreement is terminated, whichever is earlier:

(a)           the Offeror shall conduct its business or other activity only in, not take any action except in, and maintain its facilities in the Ordinary Course;

(b)           without limiting the generality of Section 3.2(a), except (i) for transactions in the Ordinary Course, or (ii) for transactions solely involving the Offeror and one or more of its Subsidiaries or between Subsidiaries, the Offeror shall not and shall cause each Subsidiary to not, directly or indirectly, do or permit to occur any of the following:

(i)            issue, sell, grant, pledge, lease, dispose of, encumber or agree to issue, sell, grant, pledge, lease, dispose of or encumber any shares or other securities of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares or other securities of, the Offeror or any of its Subsidiaries;

(ii)           amend or propose to amend the articles, by-laws or other constating documents of the Offeror or any of its Subsidiaries;

(iii)          split, combine or reclassify any outstanding shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the shares or other securities owned by any person;

(iv)          redeem, purchase or offer to purchase any shares or other securities of the Offeror or any shares or other securities of its Subsidiaries;

(v)           amend the Lock-Up Agreements, other than to allow the Locked-Up Unitholders to elect the accept the Cash Offer in the event the Offeror has obtained incremental additional financing to permit such election; or

(vi)          terminate the Lock-Up Agreements, other than in accordance with their terms (excluding termination by mutual consent of the parties thereto);

(c)           it shall use reasonable commercial efforts to obtain any required exemption orders, consents or approvals and file any such documents, as may be required under  Applicable Laws to permit the Offeror to amend the Offer and perform its other obligations hereunder;

(d)           it shall use reasonable commercial efforts to satisfy (or cause the satisfaction of) the conditions of the Offer set forth in Schedule “A” to the extent the same is within its control, and use reasonable commercial efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or advisable under all Applicable Laws to consummate the Offer, including using its reasonable commercial efforts to:

(i)            cooperate with the Fund to obtain all Contractual Consents; and

(ii)           cooperate with the Fund to oppose, lift or rescind any injunction or restraining order or other order or action seeking to enjoin the Offer, or otherwise adversely affecting the Offeror’s ability to consummate the Offer;

(e)           it shall not take any action, or refrain from taking any action or permit any action to be taken or not taken inconsistent with this Agreement or which would reasonably be expected to significantly impede or delay the consummation of the Offer;

(f)            the Offeror shall use reasonable commercial efforts to assist in obtaining consent of the Required Lenders or adequate funds to replace the debt outstanding under the Credit Agreement;

(g)           it shall take all steps necessary to satisfy the conditions contained in the Standby Commitment Documents and complete the Required Financing; and

(h)           it shall take all necessary action to seek all necessary orders, authorizations, approvals or consents which are required under all applicable Securities Laws and the rules and policies of the TSX for the offering, issuance and listing of the Fluid Shares and the Convertible Debentures under the Offer.

Section 3.3                Trustees’ and Officers’ Indemnification

From and after the Effective Time, the Offeror shall, and shall cause the Fund (or its successor) and the Fund Subsidiaries to keep the current indemnity agreements in place for the current and former trustees, directors and officers of the Fund and the Fund Subsidiaries and the Offeror shall cause the Fund (or its successor) and the Fund Subsidiaries, to indemnify the current and former trustees, directors and officers of the Fund and the Fund Subsidiaries to the fullest extent to which the Offeror and the Fund are permitted to indemnify such trustees, officers and directors under their respective declarations of trust, charters, by laws, contracts of indemnity and under Applicable Laws from all claims in connection with the Fund and transactions contemplated under this Agreement following the completion of the Offer.  The provisions of this Section 3.3 are intended to be for the benefit of, and will be enforceable by, each individual referred to therein, his or her heirs and successors and his or her legal representatives and, for such purpose, the Fund hereby confirms that it is acting as agent on their behalf. Furthermore, the provisions of this Section 3.3 shall survive the termination of this Agreement.

Section 3.4                Notification of Certain Matters

Each party shall give prompt notice to the other of: (a) the occurrence or failure to occur of any event, which occurrence or failure would cause or would reasonably be expected to  cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the Effective Time; and (b) any failure of such party, or any officer, trustee, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any respect.

Section 3.5                Covenants Regarding Financing

(1)           The Fund agrees to, and agrees to cause the Fund Subsidiaries to, and agrees to request that their respective accountants, advisors, counsel and other representatives, cooperate with the Offeror as may be commercially reasonable in connection with one or more possible financing transactions in respect of the transactions contemplated by this Agreement, (each a “Financing”), at the reasonable cost of the Offeror, including the provision of: (i) financial statements, projections, pro forma financial statements and other information reasonably requested by the Offeror; (ii) constating documents and shareholder, unitholder and/or partnership resolutions in respect of any of the Fund and the Fund Subsidiaries to the extent necessary to approve financing documents, approve and perfect security, at or in conjunction with the completion of any of the transactions contemplated by this Agreement; (iii) financing and security documentation related to any of the Fund and the Fund Subsidiaries in relation to any Financing in the form confirmed in writing by the Offeror to be acceptable to it and the registration of such security; and (iv) payout statements in respect of obligations of any of the Fund and the Fund Subsidiaries, provided that prior to the execution of any documents and/or the registration (or submission for registration) of any security or financing statement in respect thereof, the Offeror shall deliver to the Fund an unqualified undertaking to discharge any such security or financing statement if, for any reason, completion of the transactions contemplated by this Agreement does not occur.

(2)           The Fund agrees to, and agrees to cause the Fund Subsidiaries to, and agrees to request that their respective accountants, advisors, counsel and other representatives, cooperate as may be commercially reasonable with the Offeror from the date hereof in connection with the preparation of necessary offering documents and to participate in good faith in a reasonable number of meetings, conference calls, drafting sessions, due diligence sessions, management presentation sessions, roadshow rehearsals, sales force presentations and sessions with rating agencies with respect to any Financing. The cooperation requested of the auditors of the Fund and the Fund Subsidiaries shall include providing consent to the Offeror to prepare and use on a commercially reasonable and customary basis their audit reports relating to the Fund and the Fund Subsidiaries, and, at the reasonable cost of the Offeror, to provide any necessary and usual comfort letters.

(3)           The Fund agrees to, and agrees to cause the Fund Subsidiaries to, make appropriate management and other employees of any of the Fund and the Fund Subsidiaries (including the Chief Executive Officer, President, Chief Financial Officer, or any executive officer) available to the Offeror from the date hereof, at times mutually convenient, to meet with a reasonable number of prospective investors in connection with any Financing.

(4)           In connection with a Financing and the completion of the transactions contemplated by this Agreement, the Offeror may provide information, including information contained in a disclosure document(s) prepared by the Offeror or its representatives, to proposed lenders, rating agencies and insurers without such lenders, rating agencies or insurers agreeing to be bound by a confidentiality agreement.

Section 3.6                Unitholder Claims

The Fund shall notify the Offeror of any claim of which it is aware brought by any present, former or purported holder of any securities of the Fund in connection with the transactions contemplated by this Agreement prior to the Effective Time and shall consult with the Offeror prior to settling any such claim prior to the Effective Time.

Section 3.7                No Personal Liability

Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto acknowledges that the obligations of the Fund under this Agreement and the Offer shall not be personally binding upon any of its trustees or on its registered or beneficial holders of Units as such or on any annuitant under a plan of which a Unitholder acts as trustee or carrier, and resort shall not be had to, nor shall recourse be sought from, any of the foregoing or the private property of any of the foregoing in respect of any indebtedness, obligation or liability of the parties arising hereunder (or under the Offer), and recourse for such indebtedness, obligations or liabilities shall be limited to, and satisfied only out of, the respective assets of the Fund. Any obligation of the Fund set out in this Agreement (or in the Offer) shall, to the extent necessary to give effect to such obligation, be deemed to constitute, subject to the provisions of the previous sentence, an obligation of its trustees in their capacity as Trustees and to the extent of the assets of the Fund only.

ARTICLE 4
TERMINATION, AMENDMENT AND WAIVER

Section 4.1                Termination

This Agreement may be terminated by notice in writing:

(a)           at any time prior to the Effective Time by mutual consent of the Offeror and the Fund;

(b)           by either the Offeror or the Fund if any Applicable Law makes the making or completion of the Offer or the transactions contemplated by this Agreement illegal or otherwise prohibited;

(c)           by the Offeror prior to the mailing of the Bid Circular if any condition contained in Section 2.1(7) is not satisfied or waived by the Offeror at or before mailing the Bid Circular other than as a result of Offeror’s default hereunder;

(d)           by the Fund if the Offeror shall not have performed in all material respects any covenant to be performed by it under this Agreement or if any representation or warranty of the Offeror shall have been or become inaccurate in any material respect and such failure to perform or inaccuracy is (a) reasonably likely to prevent, restrict or materially delay consummation of the Offer and (b) not curable or, if curable, is not cured by the earlier of the date which is 15 days from the date of written notice if such breach and the Expiry Time;

(e)           by the Offeror if (i) the Fund has breached in a material respect any other covenant or obligation under this Agreement, or (ii) any representation or warranty made by the Fund in this Agreement shall have been at the date hereof untrue or incorrect or shall have become untrue or incorrect at any time prior to the Expiry Time other than any breach or failure of such representations and warranties to be true and correct that, individually or in the aggregate, do not constitute or could not reasonably be expected to constitute, or could not reasonably be expected to result in, a Material Adverse Effect or prevent or restrict or materially delay the consummation of the Offer, or that, if the Offer were consummated, could reasonably be expected to have a material adverse effect on the Offeror; provided that such right of termination shall not be available with respect to any breach or failure that is capable of being cured and such breach or failure has been cured by the earlier of the date which is 15 days from the date of written notice of such breach or failure and the business day prior to the Expiry Date;

(f)            by the Fund if the Offeror has not mailed the Bid Circular by the Latest Mailing Time;

(g)           by the Offeror or the Fund if the Minimum Tender Condition is not satisfied or any other condition of the Offer shall not be satisfied or waived at the

Expiry Time of the Offer (as such Expiry Time may be extended from time to time by the Offeror in accordance with the terms of this Agreement);

(h)           by the Offeror if there shall have occurred after the date hereof (or if there does exist or shall have previously occurred, there shall not have been disclosed after the date hereof, generally by way of press release and material change report or to the Offeror in writing) any Material Adverse Effect; or

(i)            by the Fund or the Offeror, if the Offeror has not taken up and paid for Units deposited under the Offer within 90 days after the date of the Offer; provided, however, that if the Offeror’s take up and payment for Units deposited under the Offer is delayed by (i) an injunction or order made by a court or regulatory authority of competent jurisdiction, or (ii) the Offeror not having obtained any regulatory waiver, consent (other than Contractual Consents) or approval which is necessary to permit the Offeror to take up and pay for Units deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, this Agreement shall not be terminated by the Fund pursuant to this Section 4.1(i) until the earlier of (i) 120 days after the date the Offer is commenced, and (ii) the 10th business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable, and provided that the failure of the Expiry Date to so occur is not the result of the breach of a representation, warranty or covenant by the party terminating this Agreement.

Section 4.2                Amendment

This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 4.3                Waiver

At any time prior to the Effective Time, any party hereto may in its sole discretion (a) extend the time for the performance of any of the obligations or other acts of any other party thereto, or (b) waive compliance with any of the agreements of any other party, other than the Minimum Tender Condition, or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

Section 4.4                Injunctive and Other Equitable Relief

Nothing contained herein shall preclude a party from seeking injunctive or other equitable relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith.

Section 4.5                Material Breach

If a party commits a material breach of this Agreement, that party shall not be relieved or released from any liabilities or damages arising out of that breach whether or not the Agreement is terminated as a consequence of that breach and the non-defaulting party shall be limited solely to recovery of its documented out-of-pocket expenses incurred since September 1, 2009 in connection with the transactions contemplated by the Offer.  Notwithstanding the foregoing provisions of this Section 4.5, a party shall only be liable for the breach of a representation or warranty if that breach was due to the wilful breach or fraud of that party.

Section 4.6                Standstill

If the transactions contemplated in this Agreement are not consummated as a result of the Offeror requiring the approval of its shareholders and the Offeror’s shareholders do not approve the transactions contemplated in this Agreement, during the period of 3 months from the date of termination of this Agreement, neither the Offeror nor any of its affiliates will, directly or indirectly, without the prior written consent of the Board:

(a)           acquire or agree to acquire or make any offer or proposal to acquire any Units;

(b)           solicit any proxies from the holders of Units or form, join, or in any way participate in a group to so solicit or otherwise attempt to influence the conduct of management of the Fund or of the holders of Units;

(c)           make any proposal for or offer of an extraordinary transaction (including, without limitation, by way of a take-over bid, tender or exchange offer, amalgamation, merger or other business combination) involving the Fund or any of its affiliates or their respective securities or assets; or

(d)           assist, advise or encourage any person in doing any of the foregoing,

provided, however, that the foregoing provisions shall no longer apply upon the earlier to occur of: (a) the date the Fund approves or enters into or announces the approval or entering into, of an agreement, transaction or proposal with a person (a “Supported Acquiror”) other than the Offeror, a person under common control with the Offeror or a person acting jointly or in concert with the foregoing, having as its object the acquisition, directly or indirectly, of: (i) such number of the outstanding Units as would, when added to the Units of the Supported Acquiror, a person under common control with the Supported Acquiror or a person acting jointly or in concert with the foregoing, constitute a sufficient number of Units to control the Fund; or (ii) a material portion of the assets of the Fund, and (b) the date a person other than the Offeror, a person under common control with the Offeror or a person acting jointly or in concert with the foregoing publicly announces a bona fide take-over bid for more than 50% of the outstanding Units not already owned by such person or its affiliates.

Section 4.7                Expense Reimbursement

If the transactions contemplated in this Agreement are not consummated as a result of the Offeror requiring the approval of its shareholders and the Offeror’s shareholders do not approve the transactions contemplated in this Agreement, the Offeror shall pay to the Fund its reasonable and documented out-of-pocket expenses not to exceed $500,000 plus 50% of its reasonable and documented out-of-pocket expenses between $500,000 and $750,000, in each case incurred by the Fund since September 1, 2009 in connection with the transactions contemplated by the Offer.

ARTICLE 5
GENERAL PROVISIONS

Section 5.1                Further Assurances

Subject to the conditions herein provided, each party hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by the Offer and this Agreement, including: (i) the execution and delivery of such documents as the other party hereto may reasonably require, and (ii) obtaining such information, documents or consents required in connection with the preparation of the Bid Circular, and shall use its commercially reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings, including, but not limited to, filings under Applicable Laws and submissions of information requested by Governmental Authorities. Each of the parties hereto, where appropriate, shall reasonably cooperate with the other party in taking such actions.

Section 5.2                Access to Fund Information

Upon reasonable notice, the Fund agrees to provide the Offeror and its representatives with access during normal business hours from the date hereof and until the earlier of the Effective Time and the termination of this Agreement, to all books, records, information and files in its possession and control and access to its personnel on an as requested basis as well as access to its properties to the extent such information is relevant to the Agreement and is reasonably necessary for the purposes of securing all necessary regulatory approvals (if any), integrating the businesses of the parties and their Subsidiaries, the preparation and settlement of definitive documents, for the structuring of any Pre-Acquisition Reorganization and/or the advancement of the Offer, provided that nothing in this Agreement shall require the Fund to provide anything to the Offeror in violation of any Applicable Laws or the terms of any contract to which the Fund or the Fund Subsidiaries are a party. In addition, the Fund covenants and agrees to provide the Offeror with copies of all Tax Returns and related assessments for the Fund and the Fund Subsidiaries. Any investigation by the Offeror hereto and its representatives shall not mitigate, diminish or affect the representations and warranties of the Fund contained in this Agreement or any document or certificate given pursuant hereto.

Section 5.3                Confidentiality

Prior to the earlier of: (i) the Effective Time; and (ii) the eighteen-month anniversary of the date of this Agreement, the Offeror shall keep confidential all information disclosed to it by the Fund or its agents relating to the Fund and its business, except information which:

(a)           is part of the public domain;

(b)           becomes part of the public domain other than as a result of a breach of these provisions by the Offeror or any of its representatives;

(c)           is or becomes available to the Offeror on a non-confidential basis from a source other than the Fund or its representatives, provided such source is not bound by a confidentiality agreement with, or obligation to, the Fund; or

(d)           is released from the provisions of this Agreement by the written authorization of the Fund.

Such information is confidential and proprietary to the Fund and the Offeror shall only disclose such information to those of its employees and representatives of its advisors who need to know such information for the purposes of implementing the transactions contemplated in this Agreement.  If this Agreement is terminated without completion of the transactions contemplated herein, the Offeror shall promptly return all documents, work papers and other written material (including all copies) obtained from the Fund in connection with this Agreement, and not previously made public, and shall continue to maintain the confidence of all such information. For greater certainty, nothing in this Section 5.3 shall have the effect of creating a “standstill” that could prevent the Offeror from acquiring Units under the Offer or otherwise.

Section 5.4                Expenses

Except as otherwise provided in this Agreement, the parties agree that all out-of-pocket third party transaction expenses, including financial advisory fees, legal fees, regulatory filing fees, all disbursements by advisors and printing and mailing costs, shall be paid by such of the Offeror or the Fund which incurred such expenses.

Section 5.5                Brokers

The Fund represents and warrants to the Offeror that, except for the Financial Advisor, for whose fees and expenses the Fund shall be responsible, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer or any similar transaction based upon arrangements made by or on behalf of the Fund. The Fund has a correct and complete copy of all agreements between the Fund (or any subsidiary or affiliate thereof) and the Financial Advisor relating to the payment of fees and expenses to it.

Section 5.6                Public Statements

Except as required by Applicable Laws, neither the Offeror nor the Fund shall make any public announcement or statement with respect to the Offer or this Agreement without the approval of the other party, such approval not to be unreasonably withheld or delayed except to the extent necessary to comply with law. Without limiting the generality of the foregoing, neither the Fund, nor any of the Fund Subsidiaries, nor their respective trustees, directors or officers or representatives shall directly or indirectly make any public announcement or statement, including without limitation any public or confidential submission or filing with any third party or governmental or quasi governmental agency with respect to or incidental to the Offer, the Bid Circular, the Trustees’ Circular or the transactions contemplated by the Agreement or the Lock-up Agreements without the prior approval of the Offeror. Moreover, in any event, each party agrees to give prior notice to the other of any public announcement relating to the Offer and agrees to the fullest extent practicable given legal constraints to consult with each other prior to issuing each such public announcement and, promptly after the entering into of this Agreement, it shall issue a press release announcing the entering into of this Agreement and in the case of the Offeror, its intention to make the Offer, which press release shall, in such case, be satisfactory in form and substance to the other party, acting reasonably.

Section 5.7                Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day or, if not, on the next succeeding business day) and if sent by facsimile transmission, be deemed to have been given and received at the time of receipt (if a business day or, if not, on the next succeeding business day) unless actually received after 4:00 p.m. (Toronto time) at the point of delivery in which case it shall be deemed to have been given and received on the next business day.

The address for service for each of the parties hereto shall be as follows:

(a)           If to the Offeror:

Fluid Music Canada, Inc.

300 Corporate Pointe, Suite 550

Culver City, California 90230

Fax:                       (310) 861-1795

Attention:              Lorne Abony

With a copy to:

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, ON  M5L 1B9

Fax:                       416-947-0866

Attention:              Jeffrey Singer and Amanda Linett

(b)           If to the Fund:

20 York Mills Road, Suite 600

Toronto, ON  M2P 2C2

Fax:                       416-510-6915

Attention:              Andy Burgess

With a copy, prior to December 21, 2009, to:

Goodmans LLP

250 Yonge Street

Suite 2400

Toronto, ON  M5B 2M6

Fax:                       416-979-1234

Attention:              Tim Heeney

And, after December 21, 2009, to:

Goodmans LLP

333 Bay Street

Suite 3400

Bay Adelaide Centre, West Tower

Toronto, ON  M5H 2S7

Fax:                       416-979-1234

Attention:              Tim Heeney

And with a copy to:

Bennett Jones LLP

3400 One First Canadian Place

P.O. Box 130

Toronto Ontario

M5X 1A4

Fax:                       416-863-1716

Attention:              Gary Solway

A party may change its address for service from time to time by giving notice to the other party in accordance with this Section 5.7.

Section 5.8                Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party’s anticipated benefits under this Agreement.

Section 5.9                Entire Agreement, Assignment and Governing Law

(1)           This Agreement (together with all other documents and instruments referred to herein) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

(2)           This Agreement: (i) is not intended to confer upon any Unitholder or any other person not a party hereto any rights or remedies; (ii) shall not be assigned by operation of law or otherwise, except that the Offeror may assign all or any portion of its rights under this Agreement to any affiliate of the Offeror, but no such assignment shall relieve the Offeror of its obligations hereunder; and (iii) shall be governed in all respects, including validity, interpretation and effect, by the Applicable Laws of the Province of Ontario and the Applicable Laws of Canada applicable therein, without giving effect to the principles of conflict of Applicable Laws thereof.

Section 5.10             Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement.

FLUID MUSIC CANADA INC.

By:	(Signed) “Lorne Abony”
Name: Lorne Abony
Title: Chief Executive Officer

SOMERSET ENTERTAINMENT INCOME FUND, by its administrator SOMERSET ENTERTAINMENT LTD.

By:	(Signed) “Andy Burgess”
Name: Andy Burgess
Title: Chief Executive Officer

By:	(Signed) “Gordon M. Gibson”
Name: Gordon M. Gibson
Title: Chief Creative Officer

SCHEDULE “A”
CONDITIONS TO THE OFFER

The Offeror shall have the right to withdraw or terminate the Offer (or extend the Offer to postpone taking-up and paying for any Units deposited under the Offer), and shall not be required to accept for payment, take-up, purchase or pay for any Units deposited under the Offer, unless all of the following conditions are satisfied or have been waived by the Offeror at or prior to the relevant Expiry Time:

(a)           there shall have been validly deposited under the Offer and not withdrawn that number of Units which constitute at least 66 2/3% of the Units (on a fully-diluted basis) outstanding at the Expiry Time (the “Minimum Tender Condition”);

(b)           there shall not be in effect at the Expiry Time, any temporary restraining order, preliminary or permanent injunction, statute, rule, regulation, order or decree or other prohibition enacted, entered, promulgated, issued or enforced by any Governmental Authority which prohibits, restricts or makes illegal making or maintaining the Offer and/or the taking-up and paying for Units deposited under the Offer or completion of any Compulsory Acquisition or Subsequent Acquisition Transaction;

(c)           there shall not be pending any suit, action or proceeding before or by any Governmental Authority:

(i)            (A) seeking to prohibit or restrict the acquisition by the Offeror of any Units, (B) seeking to restrain or prohibit the take-up and payment for Units or the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, or (C) that would reasonably be expected to have a Material Adverse Effect;

(ii)           seeking to prohibit or limit the ownership, control or operation by the Offeror of any material portion of the business or assets of the Fund and the Fund Subsidiaries, taken as a whole, or to compel the Fund or any of the Fund Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Fund and the Fund Subsidiaries, taken as a whole;

(iii)          seeking to impose material limitations on the ability of the Offeror to acquire or hold, or exercise full rights of ownership of, any Units, including the right to vote the Units to be acquired by the Offeror on all matters properly presented to Unitholders including with respect to any Compulsory Acquisition Transaction or Subsequent Acquisition Transaction;

(d)           there shall not have occurred after the date of the Offer (or, if there does exist or shall have previously occurred, there shall not have been disclosed after the date of the Offer, generally by way of press release and material change report or to the Offeror in writing) any Material Adverse Effect and the Offeror shall have received a certificate of the Fund in form and substance satisfactory to the Offeror, acting reasonably, signed on behalf of the Fund by a senior officer of the Fund (without personal liability) addressed to the Offeror and dated as of the Expiry Time confirming the same;

(e)           the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any Fund Public Document filed by or on behalf of the Fund with any securities commission or similar securities regulatory authority in any of the provinces or territories of Canada or elsewhere, that constitutes a Material Adverse Effect;

(f)            all necessary orders, authorizations or consents which are required under all applicable Securities Laws and the rules and policies of the TSX for the offering, issuance and listing of the Fluid Shares and the Convertible Debentures under the Offer shall have been obtained;

(g)           (A) the representations and warranties of the Fund made in or pursuant to this Agreement shall be true and correct at the Expiry Time in all respects with the same force and effect as if made at and as of the Expiry Time; and (B) the covenants contained in this Agreement to be performed by Fund at or prior to the Expiry Time shall have been performed in all respects, except for untrue or incorrect representations and warranties or breaches which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and the Offeror shall have received a certificate confirming the foregoing, signed for and on behalf of Fund by a senior officer of the Fund (without personal liability), in form and substance satisfactory to the Offeror and the Offeror’s counsel, acting reasonably;

(h)           the Agreement shall not have been terminated by either the Offeror or the Fund in accordance with its terms;

(i)            none of the Lock-up Agreements shall have been terminated by either the Offeror or the Locked-up Unitholders in accordance with their terms; and

(j)            all domestic or foreign regulatory approvals, waiting or suspensory periods (including any extensions thereof), waivers, permits, consents (other than Contractual Consents), reviews, orders, rulings, decisions, declarations, certificates and exemptions (including, among others, those of any stock exchanges or other securities or regulatory authorities) which are necessary to obtain in connection with the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained, received or concluded, each on terms and conditions satisfactory to the Offeror in its sole discretion, or, in the case of waiting or suspensory periods (including any

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extensions thereof), expired or been terminated, each on terms and conditions satisfactory to the Offeror in its sole discretion.

The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition or, subject to the provisions of the Agreement, may be waived by the Offeror, other than the Minimum Tender Condition, in whole or in part at any time and from time to time in its sole discretion, without prejudice to any other rights which the Offeror may have.

The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time until the Expiry Time. The conditions listed above shall be conclusively deemed to have been satisfied or waived upon the taking-up by the Offeror of any Units pursuant to the Offer.

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SCHEDULE “B”
REPRESENTATIONS AND WARRANTIES OF THE OFFEROR

The Offeror represents and warrants to the Fund as follows, and acknowledges that the Fund is relying upon such representations and warranties in connection with the entering into of this Agreement.

Section 1.1           Organization

The Offeror is validly existing under the laws of Canada and has the requisite power and authority to own its assets and conduct its business as now owned and conducted.

Section 1.2           Capitalization

The authorized capital of the Offeror consists of an unlimited number of common shares and preferred shares. As at the date hereof, 52,521,804 common shares are issued and outstanding.  All of the common shares have been issued in compliance with all Applicable Laws. The Fluid Shares to be issued in connection with the Offer will be duly authorized and when issued under the Offer, such Fluid Shares will be validly issued as fully paid and non-assessable and listed on the TSX. The Convertible Debentures to be issued in connection with the Offer will be duly authorized and when issued under the Offer, such Convertible Debentures will be validly issued and listed for trading on the TSX.

Section 1.3           Authority and No-Conflict

The Offeror has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Offeror and the performance by it of its obligations hereunder have been duly authorized by its board of directors and no other proceedings on its part are necessary to authorize this Agreement and the consummation by the Offeror of the transactions contemplated by this Agreement, other than the approval of the Bid Circular by its board of directors. This Agreement has been duly executed and delivered by the Offeror and constitutes a legal, valid and binding obligation of the Offeror, enforceable by the Fund against it in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought. The execution and delivery by the Offeror of this Agreement and the performance by it of its obligations hereunder do not violate, conflict with or result in a breach of any provision of:

(a)           its certificate of incorporation or by-laws or other applicable constating documents;

(b)           any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise authorization or permit to which it is a party or by which it is bound; or

(c)           any Applicable Law to which it is subject or by which it is bound.

Section 1.4           Consents and Approvals

Other than the consent of the TSX, there is no authorization, consent, approval, license, permit, order, authorization of, or registration, declaration or filing with or notice to, any person or Governmental Authority required in connection with the execution, delivery or performance of this Agreement by the Offeror or the consummation of the transactions contemplated hereby, including approval by the shareholders of the Offeror (unless required by the TSX), except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement.

Section 1.5           Absence of Certain Changes or Events

Except as disclosed in this Agreement, the Offeror Public Documents (but excluding any risk factor disclosure contained in such documents) or in any press release issued by the Offeror and filed with Canadian Securities Regulatory Authorities, since June 30, 2009: (i) the Offeror has conducted its business and operations, in all material respects, in the Ordinary Course; and (ii) there has not been any event which has had or would be reasonably expected to have a material adverse effect on the Offeror.

Section 1.6           Financing Arrangements

The Offeror has sufficient funds or has made adequate arrangements (as such term is understood for purposes of Section 97.3(1) of the Securities Act (Ontario)) to ensure that the required funds are available to satisfy the consideration under the Offer, including to pay the purchase price of the Cash Offer and any Compulsory Acquisition transaction in respect of all of the outstanding Units and all other amounts payable by the Offeror hereunder (the “Required Financing”).  The Offeror has provided the Fund with true and complete copies of each executed financing document, including any relevant subscription agreement, evidencing the availability and terms of all the Required Financing (the “Standby Commitment Documents”) other than internally available funds that the Offeror has now and will have on the dates required. The commitments contained in the Standby Commitment Documents have not been amended, withdrawn or rescinded in any respect.  The Standby Commitment Documents, in the form so provided, are in full force and effect as of the date of this Agreement and are legal, valid and binding obligations of the Offeror and, to the knowledge of the Offeror, the other parties thereto.  As of the date of this Agreement, the Offeror has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Standby Commitment Documents.  The Offeror has fully paid any and all commitment fees incurred in connection with the Standby Commitment Documents to the extent required to be paid prior to the date hereof.

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Section 1.7           Locked-Up Unitholders

True and complete copies of all of the executed Lock-Up Agreements have been delivered to the Fund, and none of the Lock-Up Agreements has been amended or terminated.

Section 1.8           Investment Canada Act

The Offeror is a “Canadian” as defined in the Investment Canada Act.

Section 1.9           Residency

The Offeror is not a “non-resident” within the meaning of the Income Tax Act (Canada).

Section 1.10         Filings

(1)           The Offeror is a reporting issuer in each of the provinces of Canada, except Quebec. and is not in default in any material respect in the performance of its obligations under the securities laws of such provinces and is in compliance, in all material respects, with the applicable rules and regulations of the TSX.

(2)           No order ceasing or suspending trading in the Fluid Shares is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of the Offeror, are pending, contemplated or threatened. As of the date hereof, there are no outstanding or unresolved comments in any review or inquiry letters received by the Offer from the Canadian Securities Regulatory Authorities.

(3)           All documents or information filed by the Offeror under Applicable Laws, including any documents or information required to be filed by the Offeror under Applicable Laws after the date hereof and before the Time of Closing (such documents or information available to the public on SEDAR collectively, the “Offeror Public Documents”) are, as of their respective dates, in compliance in all material respects with Applicable Laws.

(4)           The Offeror Public Documents, as of their respective dates, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date made. The Offeror has not filed any confidential material change reports.

Section 1.11         Taxes

The Offeror is a “taxable Canadian corporation” for the purposes of the Income Tax Act (Canada).

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SCHEDULE “C”
REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund represents and warrants to the Offeror as follows, and acknowledges that the Offeror is relying upon such representations and warranties in connection with the entering into of this Agreement.

Section 1.1                Organization and Qualification

The Fund is a trust duly organized and validly existing under the Applicable Laws of the Province of Ontario and has full power and authority to own its assets and conduct its activities as now owned and conducted. The Fund is duly qualified to carry on its business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary except where the absence of such qualification would not constitute a Material Adverse Effect. The Declaration of Trust filed on SEDAR on March 18, 2005 is accurate and complete as of the date hereof and has not been amended or superseded, and the Fund has not taken any action to amend or supersede such document.

Section 1.2                Subsidiaries

Except for the Fund Subsidiaries, the Fund does not have any equity interest in any person, company, partnership, joint venture or other business organization that owns property (including in the capacity as a nominee) or owns or holds licences or carries on any business. Each of the Fund Subsidiaries is validly existing under the Applicable Laws of its jurisdiction of incorporation or organization, is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary and each has all requisite power and authority to carry on its activities as now conducted and to own and lease its properties and assets, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Copies of all of the constating documents of the Fund and the Fund Subsidiaries, including all incorporation documentation and by Applicable Laws, have been filed on SEDAR or are contained in the Fund Public Documents and are accurate and complete in all material respects as of the date hereof and have not been amended or superseded, and the Fund or the Fund Subsidiaries have not taken any action to amend or supersede such documents. The Fund’s interest in each of the Fund Subsidiaries is disclosed in the Fund Public Documents. All shares or other ownership interests outstanding in each of the Fund Subsidiaries have been duly authorized and validly issued and are owned free and clear of all Encumbrances. Other than as disclosed in the Fund Public Documents, the Fund owns directly or indirectly all of the issued and outstanding securities of its Fund Subsidiaries and there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contractual or otherwise) obligating any Fund Subsidiary to issue or sell to any third party any of its shares or securities or obligations of any kind convertible into or exchangeable for shares, Units or other securities of such Fund Subsidiary.

Section 1.3                Capitalization

The authorized equity capital of the Fund consists of an unlimited number of Units and unlimited number of Special Voting Units. As at the date hereof, 14,493,300 Units and

3,318,231 Special Voting Units are issued and outstanding. All of the Units have been issued in compliance with all Applicable Laws.  A further 3,318,231 Units are issuable upon the exchange of Class B LP Units. Except as described in this Agreement, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Fund to issue or sell any Units or securities or obligations of any kind convertible into or exchangeable for Units of the Fund. All Units outstanding have been duly authorized and validly issued. In addition, other than as described herein, there are no bonds, debentures or other evidences of indebtedness of the Fund outstanding having a right to vote (or that are convertible for securities having a right to vote) with Unitholders on any matter.

Section 1.4                Authority and No-Conflict

The Fund has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Fund and the consummation by the Fund of the transactions contemplated by this Agreement have been duly authorized by the Board and no other proceedings on its part  are necessary to authorize this Agreement and the performance of its obligations hereunder, other than the approval of the Trustees’ Circular by the Board. This Agreement has been duly executed and delivered by the Fund and constitutes a legal, valid and binding obligation of the Fund, enforceable by the Offeror against it in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.  The execution and delivery by the Fund of this Agreement and the performance by it of its obligations hereunder do not:

(a)           violate, conflict with or result in a breach of any provision of:

(i)            its Declaration of Trust or the constating documents of the Fund Subsidiaries;

(ii)           except under the Credit Agreement or as disclosed in the Disclosure Letter, any material agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise authorization or permit to which it or any of the Fund Subsidiaries is a party or by which it or any of them is bound; or

(iii)          any Applicable Law to which it is subject or by which it or any of its Fund Subsidiaries is bound;

(b)           except under the Credit Agreement or as disclosed in the Disclosure Letter, give rise to any right of termination, or acceleration of indebtedness, under any material agreement, contract, indenture, deed of trust, mortgage, bond, instrument, licence, franchise or permit; or

(c)           result in the imposition of any Encumbrance upon any of its or any of its Fund Subsidiaries’ assets,

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other than any such violations, conflicts breaches, rights or Encumbrances which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or otherwise prevent or materially delay consummation of the transactions contemplated by this Agreement.

Section 1.5                Consents and Approvals

Except as disclosed in the Disclosure Letter, there is no authorization, consent, approval, license, permit, order, authorization of, or registration, declaration or filing with or notice to, any person or Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by the Fund or the consummation of the transactions contemplated hereby, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or prevent or materially delay consummation of the transactions contemplated by this Agreement.

Section 1.6                Absence of Certain Changes or Events

Except as disclosed in the Fund Public Documents (but excluding any risk factor disclosure contained in such Fund Public Documents) or in any press release issued by the Fund and filed with Canadian Securities Regulatory Authorities, since June 30, 2009: (i) the Fund and the Fund Subsidiaries have conducted their respective businesses and operations, in all material respects, in the Ordinary Course; (ii) none of the Fund or the Fund Subsidiaries have agreed to any offering, placement or arrangement of debt securities or banking financing; and (iii) there has not been any event which has had or would be reasonably expected to have a Material Adverse Effect.

Section 1.7                Filings

(1)           The Fund is a reporting issuer in each of the provinces and territories of Canada and is not in default in any material respect in the performance of its obligations under the securities laws of such provinces and territories and is in compliance, in all material respects, with the applicable rules and regulations of the TSX (such securities laws and such rules and regulations of the TSX being collectively referred to as the “Canadian Securities Legislation”).

(2)           No order ceasing or suspending trading in the Units is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of the Fund, are pending, contemplated or threatened. As of the date hereof, there are no outstanding or unresolved comments in any review or inquiry letters received by the Fund from the Canadian Securities Regulatory Authorities.

(3)           All documents or information filed by the Fund under Applicable Laws, including any documents or information required to be filed by the Fund under Applicable Laws after the date hereof and before the Time of Closing (such documents or information available to the public on SEDAR collectively, the “Fund Public Documents”) are, as of their respective dates, in compliance in all material respects with Applicable Laws.

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(4)           The Fund Public Documents, as of their respective dates, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date made. The Fund has not filed any confidential material change reports.

Section 1.8                Financial Matters

As at the date hereof, the Fund’s total Indebtedness (other than obligations under exchange rate contracts or interest rate protection agreements) does not exceed $8.4 million and the Fund’s cash and cash equivalents are not less than $1.3 million (before deducting outstanding cheques).

Section 1.9                Taxes

(1)           The Fund and each Fund Subsidiary has timely filed, or caused to be filed, with the appropriate Governmental Authority, all Tax Returns required to be filed by it, and all Tax Returns filed by the Fund and each Fund Subsidiary are correct and complete in all material respects. The Fund and each Fund Subsidiary has paid, collected, withheld or remitted, or caused to be paid, collected, withheld or remitted, all Taxes that are due and payable (including all instalments on account of Taxes for the current year that are due and payable by the Fund or any Fund Subsidiary whether or not assessed (or reassessed) by the appropriate Governmental Authority) or that were required to be withheld, collected or remitted, in each case within the time and in the manner required by Applicable Laws. The Fund and each Fund Subsidiary has paid all assessments or reassessments received by it in respect of Taxes.

(2)           There are no liens for Taxes against any of the assets of the Fund or any of the Fund Subsidiaries.

(3)           Except as disclosed in the Disclosure Letter, there are no proceedings, investigations, audits or claims now threatened or, to the knowledge of the Fund, pending, against the Fund or any of the Fund Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes with respect to the Fund or any of the Fund Subsidiaries, and no waivers of statutes of limitations, agreements or other arrangements providing for an extension of time with respect to the filing of any Tax Return, the making of any election or similar filing, or payment of any Taxes have been given or requested with respect to the Fund or any of the Fund Subsidiaries. Except as reserved for in the Fund Financial Statements, there are no grounds that could prompt an assessment or reassessment of Tax of the Fund or any of the Fund Subsidiaries nor, except as disclosed in the Disclosure Letter, has the Fund or any of the Fund Subsidiaries received any indication from any Governmental Authority that an assessment or reassessment of Tax is proposed.

(4)           Neither the Fund nor any Fund Subsidiary is a party to any Tax sharing allocation, tax indemnity or similar agreement or arrangement pursuant to which the Fund or any of the Fund Subsidiaries will have any obligation to make any payments at any time in the future.

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(5)           The Fund is now and has at all times since its formation satisfied the requirements to be a “mutual fund trust” within the meaning of the Income Tax Act (Canada).

(6)           The Units were listed on the Toronto Stock Exchange before October 31, 2006 and continuously thereafter, and the Fund would have been a “SIFT trust” on October 31, 2006 had the definition of “SIFT trust” in subsection 122.1(1) of the Income Tax Act (Canada) been in force and applied to the Fund on that date, and neither the Fund nor any of the Fund Subsidiaries has undertaken any transaction or taken any other action that could cause the definition of “SIFT trust” in subsection 122.1(1) of the Income Tax Act (Canada) to apply to the Fund for any taxation year ending before 2011.

Section 1.10             U.S. Securities Law Matters

(1)           The Fund is a “foreign private issuer” as defined in Rule 3b-4 under the U.S. Exchange Act.

(2)           The Fund is not an investment company registered or required to be registered under the United States Investment Company Act of 1940, as amended.

(3)           The Fund does not have, and does not have an obligation to have, a class of securities registered under Section 12 of the U.S. Exchange Act and does not have a reporting obligation under Section 13(a) or 15(d) of the U.S. Exchange Act.

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SCHEDULE “D”
CONVERTIBLE DEBENTURE TERM SHEET

Issuer	Fluid Music Canada, Inc. (“Fluid” or the “Company”)

Amount	Up to $65 million principal amount of convertible unsecured subordinated debentures of the Company (the “Debentures”).

Price

Debentures will be issued in denominations of $1,000 par value. Holders of Somerset Entertainment Income Fund (“Somerset”) units (“Units”) will be entitled to tender each Unit in exchange for 0.003 Debentures. No fractional Debentures will be issued; a tendering holder’s entitlement will be rounded to the nearest whole number of Debentures. Accordingly and by way of example, for every 334 Units tendered, a holder will be entitled to one whole $1,000 par value Debenture.

Somerset Acquisition

Debentures will be issued by the Company to unitholders of Somerset as part of a transaction to purchase outstanding units of Somerset (the “Acquisition”). It is anticipated that the Acquisition will be completed (“Closing”) on or before December 31, 2009.

Listing

Subject to meeting the minimum requirements of the Toronto Stock Exchange (the “TSX”), the Debentures will be listed on the TSX on Closing.

Common Shares issuable on Conversion or Maturity of the Debentures will be listed on the TSX immediately prior to any Conversion or Maturity of the Debentures, subject to receipt of all regulatory approvals including the TSX.

Maturity	The Debentures will mature 3 years following the date such Debentures are first issued.

Interest	8% per annum from Closing, payable in arrears, annually on the anniversary of the date the Debentures were first issued. Interest will accrue from Closing.

Conversion

The Debentures will be convertible into common shares (“Common Shares”) of the Company at the option of the holder at any time prior to Maturity at a conversion ratio of 334 Common Shares per $1,000 principal amount of Convertible Debentures (effectively, a price per Common Share of approximately $3.00) (the “Conversion Price”). Holders converting their Debentures will receive accrued and unpaid interest thereon to the date of conversion.

Priority

The Debentures will be direct unsecured obligations of the Company subordinated in right of payment to the prior payment in full of any senior indebtedness of the Company but will rank pari passu to all other subordinated unsecured indebtedness of the Company.

Fluid Redemption Right

The Debentures will be redeemable, in whole or in part, at a price equal to the par value per Debenture, plus accrued and unpaid interest, at Fluid’s sole option on not more than 60 days’ and not less than 30 days’ prior notice.

Payment Upon Maturity

Subject to regulatory approval, Fluid may elect to satisfy its obligations to repay the principal amount of the Debentures due at Maturity, upon at least 30 days’ and not more than 60 days’ prior notice, by delivering the number of freely tradeable and listed Common Shares obtained by dividing the principal amount of the Debentures by 80% of the weighted average trading price of the Common Shares on the TSX for the 20 consecutive trading days ending five business days prior to Maturity.

Change of Control

Upon the occurrence of a change of control involving the acquisition of over 66 2/3% of the Common Shares or voting control or direction over the Company (directly or indirectly) the Company shall make an offer to the holders of Debentures to purchase the Debentures at 101% of their principal amount together with accrued interest.

Purchase for Cancellation	The Company may purchase Debentures for cancellation at any time in whole or in part, subject to any required regulatory approval.

Covenants and Defaults

Normal covenants and events of default for subordinated convertible debentures, including, the failure to pay interest when due and a default (no matter how denominated) under any of the Company’s other financial indebtedness.

Future Financings

Fluid will be prohibited from completing a financing, except if the “use of proceeds” from such financing is to redeem the Debentures. Fluid will covenant that it will use all commercially reasonable efforts to restrict any controlled subsidiaries from raising funds except for the purpose of redeeming the Debentures, except that Somerset will be permitted to raise up to $20 million to retire or replace any current operating lines or credit facilities.

Security

The Debentures will be issued as direct unsecured obligations of the Company, but, subject to any provisions contained in any senior indebtedness of the Company or any of its subsidiaries, holders of a majority of the outstanding aggregate principal amount of Debentures can elect to take security over the Units purchased under the Offer, which security arrangements would be implemented on a commercially reasonable basis within 30 days.

Such security will be limited in recourse to the Units or any substitute securities, to the extent applicable.

Fluid will be required to ensure that there are “substitute securities”, subject to such security, in the event that any reorganization is undertaken and the Units are redeemed and/or replacement

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securities are issued, unless already encumbered and subject to any provisions contained in any senior indebtedness of Fluid or any of its subsidiaries.

If required by a senior lender to Fluid or any of its subsidiaries, such security will be subordinated to any senior indebtedness of Fluid or its subsidiaries, as the case may be, including without limitation, any security given to the lenders of any operating facility of Somerset, including the Fund Credit Agreement.

Modifications

Holders of a majority of the outstanding aggregate principal amount of Debentures can amend or waive covenants, events of default and other events of default by Fluid, including provisions related to any security that may be granted to holders of Debentures up to and including waiver of such security.

Withholding Amounts

All amounts payable on account of the Debentures shall be made without withholding or deduction on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other liabilities related thereto) (“Taxes”), unless Fluid is required by law or the interpretation or administration thereof, to withhold or deduct Taxes. For greater certainty, should Fluid be required by law or the interpretation or administration thereof to withhold or deduct an amount on account of Taxes in respect of any payment made with Common Shares (or other property), Fluid shall be entitled to withhold and immediately liquidate such number of Common Shares (or other property) necessary in order to meet its withholding and remittance obligations.

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